Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 24th day of March, 2016 (the “Effective Date”), by and between PARK STERLING CORPORATION, a North Carolina corporation (the “Company”), PARK STERLING BANK, a state bank organized and existing under the laws of the State of North Carolina (the “Bank”), and JAMES C. CHERRY (the “Executive”).

BACKGROUND:

The Company and the Bank (collectively, “Park Sterling”) desire to retain the services of the Executive and have agreed to provide Executive the terms in this Agreement.

In exchange for the terms in this Agreement, the Executive has agreed to be bound by the restrictive covenants herein and agrees that such covenants are supported by good and valid consideration.

This Agreement amends and restates in its entirety the prior employment agreement between the Company and/or the Bank and the Executive dated July 29, 2010.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.     Duties.

1.1     Positions. The Executive shall be employed as the Chief Executive Officer of the Company and the Bank and, subject to the direction of the Board of Directors, shall perform and discharge faithfully the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of its business. The duties and responsibilities of the Executive shall be commensurate with the position of chief executive officer of a bank and a bank holding company.

1.2     Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)     subject to Section 1.3, devote all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)     diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Board of Directors; and

(c)     timely prepare and forward to the Board of Directors all reports and accountings as may be requested of the Executive.

1.3     Permitted Activities. The Executive shall devote the Executive’s entire business time, attention and energies to the business of Park Sterling and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Executive’s obligations to Park Sterling, this shall not be construed as preventing the Executive from:

(a)     investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided, that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business;

(b)     investing the Executive’s personal assets in any manner which will not require any substantial services on the part of the Executive in the operation or affairs of an entity that is not a Competing Business and in which the Executive’s participation is principally that of an investor;

(c)     participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided, however, that the Board of Directors may direct the Executive in writing to resign from any such organization and/or cease such activities should the Board of Directors reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of Park Sterling; or

(d)     participating in the activities approved by Board of Directors of the Company and set forth on Exhibit A to this Agreement, as may be updated from time to time.

2.     Term. This Agreement shall remain in effect for the Term. If the Agreement is in effect at the end of the Initial Term, the Term shall be renewed automatically for successive twelve-month periods unless and until one party gives written notice to the other of the intent not to extend this Agreement with such written notice to be given not less than one hundred eighty (180) days prior to the end of the Initial Term or any such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect, subject to earlier termination in connection with the termination of the Executive’s employment pursuant to Section 4 hereof.

3.     Compensation. Park Sterling shall pay the Executive the following during the Term, except as otherwise provided below:

3.1     Annual Base Salary. From January 1, 2016 through March 31, 2016, the Executive shall be compensated at an annual base rate of $450,000 and from April 1, 2016 through December 31, 2016 the Executive shall be compensated at an annual base rate of $465,000 (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Compensation and Development Committee of Board of Directors of the Company (the “Committee”) at least annually for adjustments, as determined by the Committee based on its evaluation of the Executive’s performance. The Executive’s Annual Base Salary shall be payable in accordance with Park Sterling’s normal payroll practices.

3.2     Annual Incentive Compensation. The Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by the Committee based on performance measures established by the Committee consistent with Park Sterling’s strategic planning process and in consultation with the Chief Executive Officer of the Company, pursuant to any incentive compensation program as may be adopted from time to time by the Committee. Any annual bonus earned shall be payable, in cash or in securities of Park Sterling, or any combination thereof, in the year following the year to which the bonus relates in accordance with Park Sterling’s normal practices for the payment of short-term incentives. To be entitled to any payment of incentive compensation from Park Sterling, the Executive must be employed by Park Sterling on the date such payment is made.

3.3     Equity Compensation. The Executive shall be entitled to long-term equity incentive awards at the discretion of the Committee (or any committee thereof) based upon and/or subject to any performance measures as may be established by the granting entity; provided, however, that, in general, awards shall be made at such times and shall be subject to such terms and conditions that are no less favorable than awards granted to similarly situated executives. The granting of any and all forms of long-term equity compensation to the Executive is subject to applicable restrictions imposed by federal and state banking laws.

3.4     Business and Professional Education Expenses; Memberships. Park Sterling specifically agrees to reimburse the Executive, in accordance with Park Sterling’s applicable reimbursement policies, for reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder; provided, however, that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department and other applicable laws. In addition, Park Sterling shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with Park Sterling’s strategic objectives, subject in each instance to advance approval by the Committee. The Executive acknowledges that Park Sterling makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section 3.4.

3.5     Paid Leave. The Executive shall be entitled to thirty (30) days of paid leave per calendar year, prorated for partial calendar years. A maximum of ten (10) days of accrued paid leave may be carried over to an immediately succeeding calendar year. The provisions of this Section 3.5 shall apply unless a more generous paid leave policy is maintained by Park Sterling, in which case, such Park Sterling policy shall apply.

3.6     Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees. All such benefits shall be awarded and administered in accordance with Park Sterling’s standard policies and practices.

3.7     Withholding. Park Sterling may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.8     Apportionment of Obligations. The obligations for the payment of the amounts otherwise payable pursuant to this Section 3 and in Section 4 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion. The satisfaction of the obligations in this Section 3 and Section 4 shall be subject to any approvals or non-objections from, and any conditions or restrictions imposed by, any regulator of Park Sterling.

3.9     Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by Park Sterling during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.10     Clawback of Compensation. The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive that is subject to recovery under any (a) applicable law (including any rule of any exchange or service through which the securities of Park Sterling are then traded), or (b) compensation recoupment, clawback or recovery policy adopted by Park Sterling. The Executive agrees to return promptly any such compensation identified by Park Sterling. If the Executive fails to return such incentive compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive. The Executive acknowledges that Park Sterling may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such incentive compensation. The provisions of this Section 3.10 shall remain in effect for the period required by applicable law.

4.     Termination; Suspension or Reduction of Benefits.

4.1     Termination of Employment. During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:

(a)     By Park Sterling:

(1)     for Cause;

(2)     without Cause (other than pursuant to Section 4.1(a)(3) below) at any time, provided, that the Board of Directors of either the Company or the Bank must have given the Executive thirty (30) days’ prior written notice of its intent to effect the Executive’s Termination of Employment; or

(3)     in the event that a regulator for Park Sterling requires the Executive’s removal from service as the Chief Executive Officer of the Bank and/or the Company.

(b)     By the Executive:

(1)     for any reason (other than pursuant to Section 4.1(b)(2)), provided, that the Executive must have given Park Sterling thirty (30) days’ prior written notice of the Executive’s intent to effect the Executive’s Termination of Employment; or

(2)     for Good Reason, provided, that the Executive must have given Park Sterling the prior written notice described in Section 23(m).

(c)     Upon the Executive becoming subject to a Disability.

(d)     At any time upon mutual, written agreement of the parties.

(e)     Upon expiration of the Term.

(f)     Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2     Severance. If, during the Term, the Executive experiences a Termination of Employment, either by Park Sterling without Cause pursuant to Section 4.1(a)(2) or by the Executive for Good Reason pursuant to Section 4.1(b)(2), then, upon the Executive’s Termination of Employment, Park Sterling will pay (a) severance to the Executive in an amount equal to two (2) times the Executive’s Annual Base Salary at the highest rate in effect in the twelve-month period immediately preceding the Termination of Employment, with such amount payable in substantially equal cash installments not less frequently than monthly over a period of twenty-four (24) months, commencing on the date determined by Park Sterling but in no event later than sixty (60) days following the date of the Executive’s Termination of Employment, (b) an amount equal to two (2) times the highest annual bonus the Executive received or earned (if the Executive’s termination occurs prior to the payment of a particular annual bonus) during the three years immediately preceding the year in which the Executive experienced a Termination of Employment, payable in a lump sum payment within 60 days following the Executive’s Termination of Employment, and (c) a monthly amount payable for 18 months following the Executive’s Termination of Employment equal to the monthly COBRA premium amount the Executive would have to pay for continuation coverage under Park Sterling’s group health plan.

4.3     Change of Control. If, within the period beginning with the signing of a letter of intent or similar agreement contemplating a transaction that, if consummated, would constitute a Change of Control or within twelve (12) months following a Change of Control, the Executive experiences a Termination of Employment, either (a) by Park Sterling without Cause pursuant to Section 4.1(a)(2), (b) by the Executive for Good Reason pursuant to Section 4.1(b)(2) or (c) the Executive experiences a Termination of Employment as a result of the buyer’s failure to renew this Agreement in accordance with Section 2, then, upon the Executive’s Termination of Employment, Park Sterling will pay severance to the Executive in an amount equal to (i) two (2) times the Executive’s Annual Base Salary at the highest rate in effect in the twelve-month period immediately preceding the Termination of Employment, with such amount payable in substantially equal cash installments not less frequently than monthly over a period of twenty-four (24) months, commencing on the date determined by Park Sterling but in no event later than sixty (60) days following the date of the Executive’s Termination of Employment, plus (ii) an amount equal to two (2) times the highest annual bonus the Executive received or earned (if the Executive’s termination occurs prior to the payment of a particular annual bonus) during the three (3) years immediately preceding the year in which the Executive experienced a Termination of Employment, payable in a lump sum payment within sixty (60) days following the Executive’s Termination of Employment, plus (iii) a monthly amount payable for eighteen (18) months following the Executive’s Termination of Employment equal to the monthly COBRA premium amount the Executive would have to pay for continuation coverage under Park Sterling’s group health plan, plus (iv) an additional amount equal to one (1) times the Executive’s Annual Base Salary at the highest rate in effect in the twelve-month period immediately preceding the Termination of Employment, plus one (1) times the highest annual bonus the Executive received or earned (if the Executive’s termination occurs prior to the payment of a particular annual bonus) during the three (3) years immediately preceding the year in which the Executive experienced a Termination of Employment payable in a lump sum payment within sixty (60) days following the Executive’s Termination of Employment.

4.4     Parachute Payment Reduction. Tax Penalty Protection.  Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by the Executive in connection with a “change in ownership or control” (as such term is defined under Section 280G of the Code — a “Corporate Transaction”) or the termination of employment (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or its subsidiaries and affiliates (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.  Whether and how the provisions of this Section 4.4 are applicable shall be determined as set forth below.

(a)     The “net after-tax benefit” shall mean (i) the Payments (as defined in this Section 4.4) which the Executive receives or is then entitled to receive from the Company or a subsidiary or affiliate that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

(b)     All determinations under this Section 4.4 will be made by an accounting firm or law firm that is selected for this purpose by the Company prior to a Corporate Transaction (the “280G Firm”).  All fees and expenses of the 280G Firm shall be borne by the Company.  The Company will direct the 280G Firm to submit any determination it makes under this Section 4.4 and detailed supporting calculations to both the Executive and the Company as soon as reasonably practicable.

(c)     If the 280G Firm determines that one or more reductions are required under this Section 4.4, the 280G Firm shall also determine which Payments shall be reduced (first from non-cash benefits and then from cash payments) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive.  The 280G Firm shall make reductions required under this Section 4.4 in a manner that maximizes the net after-tax amount payable to the Executive.

(d)     As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this provision, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”).  If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment amount promptly to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Executive and the Company of that determination, and the Underpayment amount will be paid to the Executive promptly by the Company.

(e)     The Executive will provide the 280G Firm access to, and copies of, any books, records and documents in the Executive’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.4.

4.5     Effect of Termination of Employment.

(a)     Upon Executive’s Termination of Employment hereunder for any reason, Park Sterling shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under this Agreement and payment set forth in Section 4.2 or Section 4.3, if applicable.

(b)     Notwithstanding any other provision of this Agreement to the contrary, as a condition of Park Sterling’s payment of any amount in connection with the Executive’s Termination of Employment, the Executive must execute within such period of time following Termination of Employment as is permitted by Park Sterling (and not timely revoke during any revocation period provided pursuant to such release) a release and non-disparagement agreement in the form provided by Park Sterling. All payments of severance shall accrue from the date of the Executive’s Termination of Employment and, notwithstanding the timing provisions under Section 4.2 and Section 4.3, shall be made or commence on the sixtieth (60th) day following the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment.

(c)     Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of Park Sterling (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

(d)     Any purported termination of the Executive’s employment which does not rise to the level of a Termination of Employment shall not entitle the Executive to any of the payments or benefits described in Section 4.

(e)     If the Executive is a member of the Board of Directors of either the Company or the Bank and the Executive’s employment is terminated by Park Sterling or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from Executive’s position(s) on the Board(s) of Directors, effective as of the date Executive’s employment is terminated.

(f)     Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein in contravention of the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)).

4.6     Regulatory Action.

(a)     If the Executive is removed and/or permanently prohibited from participating in the conduct of Park Sterling’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of Park Sterling under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.4 of expenses incurred as of the effective date of termination.

(b)     If the Executive is suspended and/or temporarily prohibited from participating in the conduct of Park Sterling’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of Park Sterling under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Park Sterling shall reinstate (in whole or in part) any of its obligations which were suspended.

(c)     If Park Sterling is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)     All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of Park Sterling (1) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Park Sterling under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of Park Sterling when Park Sterling is determined by the Director to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

(e)     All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

4.7     Reimbursement of Legal Fees. Park Sterling shall reimburse the Executive, on a current basis, for all reasonable legal fees and related expenses incurred by the Executive in contesting or disputing any termination of the Executive’s employment after the date of this Agreement, or the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement or any employment agreement between Employee and Park Sterling; provided, however, the Executive shall be required to repay to Park Sterling any such amounts plus the reasonable legal fees and related expenses incurred by Park Sterling and its affiliates, as applicable, to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award in favor of Park Sterling (or its affiliates, as applicable). Any such payments to the Executive shall be made within five (5) business days after delivery of the Executive’s, respective written requests for payment accompanied with such evidence of fees and expenses incurred as Park Sterling reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred. Any payments the Executive may be required to make to Park Sterling shall be made within five (5) business days after the date on which an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award in favor of Park Sterling (or its affiliates, as applicable).

4.8     D&O Insurance. During the Term, Park Sterling shall maintain commercially reasonable and appropriate directors and officers insurance policies under which the Executive shall be a covered person.

5.     Employer Information.

5.1     Ownership of Employer Information. All Employer Information received or developed by the Executive or by Park Sterling while the Executive is employed by Park Sterling will remain the sole and exclusive property of Park Sterling.

5.2     Obligations of the Executive. The Executive agrees:

(a)     to hold Employer Information in strictest confidence;

(b)     not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)     in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel (whose reasonable fees and expenses shall be paid by Park Sterling) that such disclosure is required by law. This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets. Notwithstanding this Section 5, this Agreement does not prohibit communications directly with the Securities and Exchange Commission about a possible securities law violation.

5.3     Delivery upon Request or Termination. Upon request by Park Sterling, and in any event upon the Executive’s Termination of Employment with Park Sterling, the Executive will promptly deliver to Park Sterling all property belonging to Park Sterling and its Affiliates, including, without limitation, all Employer Information then in the Executive’s possession or control.

6.     Non-Competition. The Executive agrees that during the Executive’s employment by Park Sterling hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of one (1) year thereafter, the Executive will not (except on behalf of or with the prior written consent of Park Sterling), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for Park Sterling.

7.     Non-Solicitation of Customers. The Executive agrees that during the Executive’s employment by Park Sterling hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of one (1) year thereafter, the Executive will not (except on behalf of or with the prior written consent of Park Sterling) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of Park Sterling’s customers, including prospective customers actively sought by Park Sterling, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment with Park Sterling, for purposes of providing products or services that are competitive with those provided by Park Sterling.

8.     Non-Solicitation of Employees. The Executive agrees that during the Executive’s employment by Park Sterling hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of one (1) year thereafter, the Executive will not (except on behalf of or with the prior written consent of Park Sterling) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of Park Sterling with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of Park Sterling, such employment is pursuant to written agreement, for a determined period, or at will.

9.     Remedies. The Executive agrees that the covenants contained in Section 5 through Section 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of Park Sterling, and that irreparable loss and damage will be suffered by Park Sterling should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, Park Sterling shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, the Executive agrees that any violation of the covenants in Section 5 through Section 8 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4.2 or Section 4.3, if applicable. The Executive further agrees that should the Executive breach any of the covenants contained in Section 5 through Section 8 of this Agreement, the Executive shall repay to Park Sterling a portion of any amounts previously received by the Executive pursuant to Section 4. The amount to be repaid shall be equal to the aggregate amount payable (whether or not paid) multiplied by a fraction the numerator of which shall be twenty-four (24) minus the number of consecutive, full calendar months immediately following the Executive’s termination of employment during which the Executive was not in breach of Section 5 through Section 8 of this Agreement and the denominator of which is twenty-four (24). Park Sterling and the Executive agree that all remedies available to Park Sterling or the Executive, as applicable, shall be cumulative.

10.     Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11.     No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against Park Sterling whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Park Sterling of any of its rights hereunder.

12.     Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to Park Sterling:      Park Sterling Bank

                                     Attn: Chairman

                                     1043 E. Morehead Street, Suite 201

                                     Charlotte, North Carolina 28204

If to the Executive:     James C. Cherry

                                      2020 Queens Road W

                                      Charlotte, North Carolina 28207

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his/her notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

13.     Assignment. The rights and obligations of Park Sterling under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Park Sterling, as applicable, including without limitation, a purchaser of all or substantially all the assets of Park Sterling. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and Park Sterling shall have no further liability hereunder, and the successor or assign, as applicable, shall become “Park Sterling” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.     Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.     Mediation. Except as provided in Section 16 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute can not be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

16.     Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of North Carolina. The parties agree that any appropriate state court located in Mecklenburg County, North Carolina or federal court for the Western District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

17.     Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

18.     Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Park Sterling or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

19.     Mutual Non-disparagement. Park Sterling agrees that during the Term and for a period of two (2) years thereafter, each will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Executive. The Executive agrees that during the Term and for a period of two (2) years thereafter, the Executive will not make any statement (written or oral) that could reasonably be perceived as disparaging to Park Sterling or any person or entity that he reasonably should know is an affiliate of Park Sterling.

20.     Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.     Survival. The obligations of the parties pursuant to Section 3.10, Section 5 through Section 9, Section 15, Section 16 and Section 19, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

22.     Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for Park Sterling contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and Park Sterling shall have no obligations to the Executive under this Agreement.

23.     Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)     “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)     “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)     “Area” shall mean a radius of twenty-five (25) miles or, at the election of Park Sterling upon written notice to the Executive, a radius of fifteen (15) miles, from each office maintained by Park Sterling at the time a breach of Section 6 of the Agreement is alleged by Park Sterling, provided, that the preceding shall not apply to an office first established by Park Sterling after the end of the Term. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services, or for which the Executive has work responsibilities, on behalf of Park Sterling under this Agreement.

(d)     “Board of Directors” shall mean the board of directors of the Bank or the Company or both, as the context indicates, and includes any committee thereof or other designee.

(e)     “Business” shall mean the business conducted by Park Sterling, which is the business of commercial and consumer banking and wealth management.

(f)     “Cause” shall mean:

(1)     A material breach of the terms of this Agreement by the Executive not cured by the Executive within thirty (30) days after the Executive’s receipt of Park Sterling’s written notice thereof, including, without limitation, failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;

(2)     Any act by the Executive of fraud against, material misappropriation from, or material dishonesty to either the Company or the Bank;

(3)     Conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony;

(4)     Conduct by the Executive that amounts to willful misconduct, gross and willful insubordination, gross neglect or inattention to or material failure to perform the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors; provided, that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged conduct, provided, that such conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure;

(5)     the exhibition of a standard of behavior within the scope of or related to the Executive’s employment that is materially disruptive to the orderly conduct of Park Sterling’s business operations (including, without limitation, substance abuse, sexual harassment or sexual misconduct) in the reasonable opinion of the Board of Directors (with the Executive abstaining from participating in the consideration of, and vote on, such matter);

(6)     Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over Park Sterling has made a final determination that the Executive has violated a particular law or regulation; or

(7)     Executive’s removal and/or permanent prohibition from participating in the conduct of Park Sterling’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)).

(g)     “Change of Control” means a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Code Section 409A, provided, however, that for purposes of determining an “effective change of control,” “50 percent” shall be used instead of “30 percent” and for purposes of determining a “substantial portion of the assets of a corporation,” “85 percent” shall be used instead of “40 percent.”  For purposes of the preceding sentence, a “corporation” refers to the Company and the Bank.  Notwithstanding the foregoing, in the event of a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of the Bank or the Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Bank or the Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Bank or the Company (or other surviving company), such transaction shall not constitute a Change of Control; provided, however, that, in the event that the transaction at issue involves a change in the ownership of the Company and if the holders of the capital stock of the Company before the transaction that continue to represent more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Company (or other surviving company) at the time of the consummation of such transaction also hold 50% or more of the value or ordinary voting power to elect directors of the capital stock of the other entity involved in the acquisition or similar transaction, then such transaction shall be considered a Change of Control.

(h)     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)     “Competing Business” shall mean any entity (other than Park Sterling and its Affiliates) that is conducting business that is the same or substantially the same as the Business of Park Sterling.

(j)     “Confidential Information” means data and information relating to the business of Park Sterling and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to Park Sterling and its Affiliates and which has value to Park Sterling and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Park Sterling or its Affiliates, provided, that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Park Sterling, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(k)     “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies him for disability benefits under any accident and health plan maintained by Park Sterling that provides income replacement benefits due to disability or, if Park Sterling does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by Park Sterling.

(l)     “Employer Information” means Confidential Information and Trade Secrets.

(m)     “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(1)     a material reduction of the Executive’s Annual Base Salary from its then-current rate without the Executive’s consent, other than, prior to a Change of Control, a reduction that also is applied to substantially all other executive officers of Park Sterling if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

(2)     a material diminution in the authority, responsibilities or duties of the Executive hereunder without the Executive’s consent, including and without limitation, the Executive serving in the same or a similar role as prior to a Change of Control, but for a subsidiary or division of the ultimate parent company of the resulting entity; or

(3)     a requirement that the Executive relocate the Executive’s principal work location to a location that is more than twenty-five (25) miles from Park Sterling’s current headquarters.

provided, however, that for a Termination of Employment by the Executive to be for Good Reason, the Executive must notify Park Sterling in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or, if later, thirty (30) days following the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of sixty (60) days following the delivery of written notice of such event to Park Sterling by the Executive, and the Executive must resign effective no later than sixty (60) days following Park Sterling’s failure to cure the event and must give at least thirty (30) days’ advance written notice prior to the Executive’s effective date of resignation.

(n)     “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of (1) the close of business on the last business day immediately preceding the third anniversary of the Effective Date, or (2) any earlier termination of employment of the Executive under this Agreement as provided for in Section 4.

(o)     “Term” shall mean the Initial Term and all subsequent extension periods.

(p)     “Termination of Employment” shall mean a termination of the Executive’s employment where either (1) the Executive has ceased to perform any services for Park Sterling and all affiliated companies that, together with Park Sterling, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).

(q)     “Trade Secrets” means Park Sterling or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)     derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)     is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Company, the Bank and the Executive have executed and delivered this Agreement as of the 24th day of March, 2016.

Park Sterling Corporation

By:/s/ Susan D. Sabo

Signature

Susan D. Sabo

Print Name

SVP / Chief Accounting Officer

Title

Park Sterling Bank

By:/s/ Susan D. Sabo

Signature

Susan D. Sabo

Print Name

SVP / Chief Accounting Officer

Title

/s/ James C. Cherry

James C. Cherry

Exhibit A

Approved Outside Activities

●	Member of the Armada Hoffler Properties, Inc. Board of Directors